Exhibit 23.7

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 22, 2018, relating to the consolidated financial statements and financial statement schedule of LG&E and KU Energy LLC and Subsidiaries, appearing in the Annual Report on Form 10-K of LG&E and KU Energy LLC and Subsidiaries for the year ended December 31, 2017, and to the reference to us under the heading “Experts” in the Prospectuses, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Louisville, Kentucky

February 22, 2018